SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B),(C)AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

(Amendment No.1)

ELDERTRUST

(Name of Issuer)

Common Stock, par value $.01 per share

(Title of Class of Securities)

284560109

(CUSIP Number)

February 2, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 284560109 13G Page 1 of 8 Pages

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1. Names of Reporting Persons.

I.R.S. Identification No. Of Above Persons (entities only)

Sondra Beit and Roger Beit, as Joint Owners

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2. Check the Appropriate Box if a Member of a Group*

(a) [X]

(b) [ ]

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3. SEC Use Only

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4. Citizenship or Place of Organization

U.S.A.

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Number of Shares Beneficially Owned by Each Reporting Person With
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5. Sole Voting Power -0-

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6. Shared Voting Power -0-

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7. Sole Dispositive Power -0-

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8. Shared Dispositive Power -0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

-0-

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10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

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11. Percent of Class Represented By Amount in Row (9)
-0-

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12. Type of Reporting Person*

IN

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CUSIP No. 284560109 13G Page 2 of 8 Pages

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1. Names of Reporting Persons.

I.R.S. Identification No. Of Above Persons (entities only)

Sondra Beit

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2. Check the Appropriate Box if a Member of a Group*

(a) [X]

(b) [ ]

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3. SEC Use Only

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4. Citizenship or Place of Organization

U.S.A.

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Number of Shares Beneficially Owned by Each Reporting Person With

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5. Sole Voting Power -0-

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6. Shared Voting Power -0-

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7. Sole Dispositive Power -0-

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8. Shared Dispositive Power -0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

-0-

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10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

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11. Percent of Class Represented By Amount in Row (9)

-0-

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12. Type of Reporting Person*

IN

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CUSIP No. 284560109 13G Page 3 of 8 Pages

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1. Names of Reporting Persons.

I.R.S. Identification No. Of Above Persons (entities only)

Mark Paley

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2. Check the Appropriate Box if a Member of a Group*

(a) [X]

(b) [ ]

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3. SEC Use Only

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4. Citizenship or Place of Organization

U.S.A.

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Number of Shares Beneficially Owned by Each Reporting Person With

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5. Sole Voting Power -0-

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6. Shared Voting Power -0-

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7. Sole Dispositive Power -0-

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8. Shared Dispositive Power -0-

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9. Aggregate Amount Beneficially Owned by Each Reporting Person

-0-

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10. Check box if the Aggregate Amount in Row (9) Excludes Certain Shares* [ ]

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11. Percent of Class Represented By Amount in Row (9)

-0-

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12. Type of Reporting Person*

IN

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CUSIP No. 284560109 13G Page 4 of 8 Pages

Item 1(a) Name of Issuer:

ElderTrust

Item 1(b) Address of Issuer's Principal Executive Offices:

101 East State Street, Suite 100

Kennett Square, PA 19348

Item 2(a) Names of Persons Filing:

Sondra Beit and Roger Beit, as Joint Owners

Sondra Beit

Mark Paley

Item 2(b) Address of Principal Business Office or, if none, Residence:

530 Silas Deane Highway

Suite 130

Wethersfield, CT 06109

(all owners)

Item 2(c) Citizenship:

U.S. (all owners)

Item 2(d) Title of Class of Securities:

Common Stock, par value $.01 per share

Item 2(e) CUSIP Number

284560109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c) , check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section

15 of the Exchange Act.

(b) [ ] Bank as defined in Section 3(a)(6) of the

Exchange Act.

(c) [ ] Insurance company as defined in Section

3(a)(19) of the Exchange Act.

CUSIP No. 284560109 13G Page 5 of 8 Pages

(d) [ ] Investment company registered under

Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with

Rule 13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund

in accordance with Rule 13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person

in accordance with Rule 13d-1(b)(1)(ii)(G).

(h) [ ] A savings association as defined in Section

3(b) of the Federal Deposit Insurance Act.

(i) [ ] A church plan that is excluded from the

definition of an investment company under

Section 3(c)(14) of the Investment Company Act.

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4. Ownership.

The information in items 5-11 on the cover pages (pages 2-4) of this Schedule 13G is incorporated by reference

(a) Amount Beneficially Owned: -0-

(b) Percent of Class: -0-

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the

vote: -0-

(ii) shared power to vote or to direct vote:

-0-

(iii) sole power to dispose or to direct

the disposition of:

-0-

(iv) shared power to dispose or to

direct the disposition of:

CUSIP No. 284560109 13G Page 6 of 8 Pages

Item 5. Ownership of Five Percent or Less of a Class.

This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities and, accordingly, the following box is checked [X].

Item 6. Ownership of More than Five Percent on Behalf of

Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary

Which Acquired the Security Being Reported On By the

Parent Holding Company or Control Person.

Not applicable.

Item 8. Identification and Classification of Members of the

Group.

Sondra Beit, Roger Beit and Mark Paley are business partners and may be deemed to have been acting as a group for purposes of Rule 13d-1(b)(1)(ii)(J).

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 5, 2001

(Date)

S/SONDRA BEIT

Sondra Beit

CUSIP No. 284560109 13G Page 7 of 8 Pages

S/ROGER BEIT

Roger Beit, Member

S/MARK PALEY

Mark Paley, Member

Attention: Intentional misstatements or omissions of fact constitute federal criminal violations(see 18 U.S.C. 1001).

CUSIP No. 284560109 13G Page 8 of 8 Pages

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